AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                                                    MAY 3, 1995
                              Registration Statement No. 33-_____
_________________________________________________________________

                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                               FORM S-8
                        REGISTRATION STATEMENT
                               Under the
                        SECURITIES ACT OF 1933
                   _________________________________

                     MARK TWAIN BANCSHARES, INC.
         (Exact name of registrant as specified in its charter)

             Missouri                           43-0895344
   (State or other jurisdiction                (IRS Employer
 of incorporation or organization)           Identification No.)

                           8820 Ladue Road
                      St. Louis, Missouri 63124
               (Address of principal executive offices)
                      __________________________

          MARK TWAIN BANCSHARES, INC. 1995 STOCK OPTION PLAN
                       (Full title of the plan)
                      __________________________

Carl A. Wattenberg, Jr., Esq.                          Copies to:
Senior Vice President, General
Counsel and Corporate Secretary          John A. Niemoeller, Esq.
Mark Twain Bancshares, Inc.                The Stolar Partnership
8820 Ladue Road                    911 Washington Avenue, 7th Fl.
St. Louis, Missouri 63124               St. Louis, Missouri 63101
(Name and address of agent for service)

(314) 889-0707
(Telephone number of agent for service)

                      CALCULATION OF REGISTRATION FEE

Title of each        Amount      Proposed   Proposed    Amount of
class of securities  to be       maximum    maximum     registra-
to be registered     Registered  offering   aggregate   tion fee
                                 price      offering
Common Stock,                    per share  price
$1.25 Par Value      900,000
Per Share            shares      $31.50*   $28,350,000*  $9,776

*Estimated solely for purposes of calculating the registration fee. In accordance with Rule 457(h)(1), the proposed offering price of shares was based on the average of the high and low prices reported on the NASDAQ System for April 28, 1995.

PART I

The Section 10(a) prospectus relating to the Plan is omitted from this Registration Statement pursuant to the Note to Part I of Form S-8.



PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents By Reference

     The following documents are incorporated in this registration statement by reference:

     (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1994.

     (b)   The Registrant's Current Reports on Form 8-K dated
April 12, 1995 and April 26, 1995.

     (c) The description of the Registrant's shares of common stock contained in the Registrant's registration statement filed under the Securities Exchange Act of 1934, file no. 0-4543, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.


Item 4.   Description of Securities

The Registrant's common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended.


Item 5.   Interests of Named Experts and Counsel

Ernst & Young LLP, the Registrant's independent accountants, have no interest in the Registrant.


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
The Stolar Partnership has passed upon the legality of the shares offered under this registration statement. Attorneys at The Stolar Partnership who have participated in the preparation of the Plan and this registration statement collectively own 13,181 shares of the Registrant's common stock.


Item 6.   Indemnification of Directors and Officers

   Section 351.355 of The General and Business Corporation Law of Missouri, as currently amended, permits a Missouri corporation to indemnify any director, officer, employee, or agent against amounts reasonably paid or incurred by such person in connection with a proceeding against him relating to his position with such corporation, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, if he had no reasonable cause to believe his conduct to be unlawful. However, in a proceeding by or in the right of the corporation against such person, no indemnification may be made by the corporation if such person is adjudged liable to the corporation for negligence or misconduct, except as determined by an appropriate court. With shareholder approval as specified in said Section 351.355, a Missouri corporation may give further indemnity to such person other than for conduct finally adjudged to have been knowingly fraudulent, deliberately dishonest, or willful misconduct.

   The shareholders of the Registrant approved amendments to the by-laws relating to indemnification at the 1987 annual meeting. The amended by-laws expand the level of indemnification of directors, officers, employees, and agents. Under the amended provisions, the Registrant will be obligated to indemnify any person who is or was, or is threatened to be made, a party to any action by reason of a fact that he is or was a director, officer, employee, or agent of the Registrant or a subsidiary or, at the request of the Registrant, is or was serving as a director, officer, employee, or agent of another entity, against liabilities incurred thereunder, to the full extent provided by law. The by-laws authorize the Board of Directors to authorize, to the extent permitted by Missouri corporation laws, the purchase of insurance for the benefit of directors, officers, employees, or agents, insuring against such liability.



Item 7.   Exemptions from Registration Claimed

Not Applicable.


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
Item 8.   Exhibits

Exh.
No.    Description

 4.1   The Mark Twain Bancshares, Inc. 1995 Stock Option Plan.

 5.1 Opinion and consent of The Stolar Partnership, counsel to the Registrant, concerning the legality of the shares of common stock being registered hereunder.

23.1   Consent of Independent Accountants.

24.1   Power of Attorney Executed by Certain Officers and
       Directors of the Registrant.


Item 9.   Undertakings

  (a)   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i)  To include any prospectus required by
     section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii)  To include any material information
     with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


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
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




Page II-5

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ladue, County of St. Louis, State of Missouri, on May 3, 1995.


                               MARK TWAIN BANCSHARES, INC.


                               By:  CARL A. WATTENBERG, JR.
                                    Carl A. Wattenberg, Jr.
                                   (Senior Vice President,
                                    General Counsel, and
                                    Corporate Secretary)


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and as of the dates indicated:


Signature                  Title                     Date
__________________    ______________________    _______________

 JOHN P. DUBINSKY     President and Chief       May 3, 1995
(John P. Dubinsky)     Executive Officer
                       and Director (Principal
                       Executive Officer)

 KEITH MILLER        Senior Vice President,     May 3, 1995
(Keith Miller)         Finance (Principal
                       Financial Officer)

 KEVIN J. CODY       Vice President, Trea-      May 3, 1995
(Kevin J. Cody)        surer, and Assistant
                       Secretary (Principal
                       Accounting Officer)

 ALVIN J. SITEMAN    Chairman of the            May 3, 1995
(Alvin J. Siteman)     Board and Director

 ROBERT J. BAUDENDISTEL    Director             May 3, 1995
(Robert J. Baudendistel)

 PETER F. BENOIST          Director             May 3, 1995
(Peter F. Benoist)


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
_____________________      Director             May 3, 1995
(Robert A. Bernstein)

 ROBERT C. BUTLER          Director             May 3, 1995
(Robert C. Butler)

 JACK DEUTSCH              Director             May 3, 1995
(Jack Deutsch)

 HENRY J. GIVENS, JR.      Director             May 3, 1995
(Henry J. Givens, Jr.)

 B.D. HUNTER               Director             May 3, 1995
(B.D. Hunter)

 MICHAEL M. MCCARTHY       Director             May 3, 1995
(Michael M. McCarthy)

 JAMES J. MURPHY, JR.      Director             May 3, 1995
(James J. Murphy, Jr.)







Page II-7

EXHIBIT INDEX


Exh.
No.    Description

 4.1   The Mark Twain Bancshares, Inc. 1995 Stock Option Plan.

 5.1 Opinion and consent of The Stolar Partnership, counsel to the Registrant, concerning the legality of the shares of common stock being registered hereunder.

23.1   Consent of Independent Accountants.

24.1   Power of Attorney Executed by Certain Officers and
       Directors of the Registrant.

All Exhibits are filed electronically with Form S-8.





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